Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BakBone Software Incorporated:

We consent to the incorporation by reference in the registration statement (No. 333-109390) on Form S-8 of BakBone Software Incorporated of our report dated June 25, 2004, with respect to the consolidated balance sheets of BakBone Software Incorporated and subsidiaries as of March 31, 2003 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended March 31, 2004, which report appears in the March 31, 2004, annual report on Form 10-K of BakBone Software Incorporated.

Our report refers to the restatement of the Company’s consolidated financial statements as of March 31, 2003, and for each of the years in the two-year period ended March 31, 2003.

KPMG LLP

San Diego, California

June 29, 2004